UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2023

APPLIED THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38898	81-3405262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

545 Fifth Avenue, Suite 1400 New York, NY 10017	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 220-9226

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☒

Item 3.02. Unregistered Sales of Equity Securities.

On April 26, 2023, Applied Therapeutics, Inc. (the “Company”) completed its previously announced sale of a total of 9,735,731 shares of the Company’s common stock, par value $0.0001 (the “Shares”), at a purchase price of $0.946 per Share, and 22,000,000 pre-funded warrants to purchase common stock (the “Pre-Funded Warrants” and together with the Shares, the “Securities”), at a purchase price of $0.946 per Pre-Funded Warrant, in a private placement (the “Private Placement”) to a select group of accredited investors (the “Purchasers”), pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of April 23, 2023, by and between the Company and the Purchasers. The Private Placement resulted in gross proceeds to the Company of approximately $30 million, before deducting placement agent commissions and other offering expenses. A further description of the material terms of the Securities Purchase Agreement can be found in our Current Report on Form 8-K filed with the SEC on April 24, 2023, which is incorporated by reference hereto.

The Pre-Funded Warrants are immediately exercisable from the date of issuance and do not have an expiration date. They have an exercise price of $0.001. Holders may not exercise any Pre-Funded Warrants that would cause the aggregate number of shares of common stock beneficially owned by the holder to exceed 9.99% of the Company’s outstanding common stock immediately after exercise. The Pre-Funded Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock and also upon any distributions for no consideration of assets to the Company’s stockholders. In the event of certain corporate transactions, the holders of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such transaction. The Pre-Funded Warrants do not entitle the holders thereof to any voting rights or any of the other rights or privileges to which holders of common stock are entitled. The foregoing description of the Pre-Funded Warrants is qualified in its entirety by the Pre-Funded Warrant Agreement, a form of which is attached to this report as Exhibit 4.1 and incorporated herein by reference.

The Securities have the benefit of the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of April 23, 2023, by and among the Company and the Purchasers, requiring the Company to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable, but in no event later than 30 days following the date hereof (the “Filing Deadline”), and to use commercially reasonable efforts to have the registration statement declared effective within 30 days of the Filing Deadline, subject to extension under the terms of the Registration Rights Agreement. The Company intends to use the net proceeds to fund research and development and registration of its pipeline candidates, and for working capital and general corporate purposes. A further description of the material terms of the Registration Rights Agreement can be found in our Current Report on Form 8-K filed with the SEC on April 24, 2023, which is incorporated by reference hereto.

The Securities were issued to the Purchasers pursuant to an exemption from registration under Rule 506 of Regulation D, which is promulgated under the Securities Act of 1933 (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by the Purchasers.

The sale of the Securities pursuant to the Securities Purchase Agreement has not been registered under the Securities Act or any state securities laws. The Securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibit attached hereto is an offer to sell or the solicitation of an offer to buy the Securities described herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description
4.1	Form of Pre-Funded Common Stock Purchase Warrant.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED THERAPEUTICS, INC.

Dated: April 26, 2021	By:	/s/ Shoshana Shendelman
	Name:	Shoshana Shendelman
	Title:	President and Chief Executive Officer